ETF OPPORTUNITIES TRUST 485BPOS

Exhibit 99.(j)(17)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of OTG Latin America ETF, a series of ETF Opportunities Trust, under the headings “Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Cleveland, Ohio
July 29, 2025